UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): March 16, 2017

ADVERUM BIOTECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36579	20-5258327
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1035 O’Brien Drive

Menlo Park, CA 94025

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (650) 272-6269

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a–12 under the Exchange Act (17 CFR 240.14a–12)

☐	Pre-commencement communication pursuant to Rule 14d–2(b) under the Exchange Act (17 CFR 240.14d–2(b))

☐	Pre-commencement communications pursuant to Rule 13e–4(c) under the Exchange Act (17 CFR 240.13e–4(c))

Item 8.01	Other Events

On March 16, 2017, in connection with a voluntary mediation, Adverum Biotechnologies, Inc. (the “Company”) reached an agreement in principle (the “Settlement”) to settle the consolidated securities class action lawsuit pending in the United States District Court for the Northern District of California and the securities class action lawsuit pending in the Superior Court of the State of California for the County of San Mateo. The federal action had been filed against the Company and certain of its officers on behalf of a purported class of persons and entities who had purchased or otherwise acquired the Company’s publicly traded securities between July 31, 2014 and June 15, 2015. The state action had been filed against the Company, its directors and underwriters on behalf of a purported class of persons and entities who had purchased the Company’s stock in its January 2015 follow-on offering. Both actions asserted claims under the Securities and Exchange Act of 1934, as amended, and the Securities Act of 1933, as amended, alleging that the defendants had made materially false and misleading statements and omitted allegedly material information related to, among other things, the Phase 2a clinical trial for AVA-101 and the prospects of AVA-101.

The proposed aggregate pre-tax amount of the Settlement is $13 million, of which $1 million would be contributed by the Company to cover its indemnification obligations to the underwriters, and the remainder would be contributed by the Company’s insurers.

The Settlement is subject to definitive documentation, shareholder notice and court approval.

The Company and the defendants have denied and continue to deny each and all of the claims alleged in the actions, and the Settlement does not assign or reflect any admission of fault, wrongdoing or liability as to any defendant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 20, 2017	ADVERUM BIOTECHNOLOGIES, INC.

	By:	/s/ Leone Patterson
Leone Patterson, Chief Financial Officer